As filed with the Securities and Exchange Commission on December 17, 2009
 Registration No. 333-122250

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORT SUPPLY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2795073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1901 Diplomat Drive
Farmers Branch, Texas 75234
(972) 484-9484
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terrence M. Babilla
President, Chief Operating Officer, General Counsel
and Secretary
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
(972) 484-9484
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Alan J. Bogdanow
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Sport Supply Group, Inc., a Delaware corporation formerly known as Collegiate Pacific Inc. (the “Registrant”), removes from registration all securities of the Registrant registered under the Registration Statement on Form S-3 (File No. 333-122250) initially filed by the Registrant on January 24, 2005 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of the resale by the selling securityholders of (i) $50,000,000 principal amount of 5.75% Convertible Senior Subordinated Notes due 2009 (the “Notes”) and the shares of common stock of the Registrant (the “Common Stock”) issuable upon the conversion of the Notes and (ii) 83,126 shares of Common Stock held by two of the Registrant’s stockholders who received the shares of Common Stock as partial consideration for the Registrant’s acquisition of all of the shares of capital stock of their company (the “Acquisition Shares”).

On December 1, 2009, the Registrant announced that it had retired $28.9 million of the Notes, representing all remaining outstanding Notes.  No shares of Common Stock were issued upon conversion of any Notes.  In addition, the Registrant’s contractual obligation to maintain the effectiveness of the Registration Statement with respect to the Acquisition Shares has expired.

As a result of the retirement of the Notes and the expiration of the Registrant’s contractual obligation to maintain the effectiveness of the Registration Statement with respect to the Acquisition Shares, all offerings of the Registrant’s securities pursuant to the Registration Statement have terminated.  Effective upon the filing hereof, the Registrant hereby removes from registration all Notes and all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas, on the 16th day of December, 2009.

SPORT SUPPLY GROUP, INC.

By:	/s/ John E. Pitts
John E. Pitts
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Blumenfeld	Chairman of the Board and Chief Executive Officer	December 16, 2009
Adam Blumenfeld	(Principal Executive Officer)

/s/ John E. Pitts	Chief Financial Officer	December 16, 2009
John E. Pitts	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Jeff Davidowitz	Director	December 16, 2009
Jeff Davidowitz

/s/ Richard Ellman	Director	December 16, 2009
Richard Ellman

/s/ William M. Lockhart	Director	December 16, 2009
William M. Lockhart

/s/ William H. Watkins, Jr.	Director	December 16, 2009
William H. Watkins, Jr.